As filed with the Securities and Exchange Commission on March 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ADS-TEC ENERGY PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10 Earlsfort Terrace
Dublin 2, D02 T380
Ireland

(Address of Principal Executive Offices)

ADS-TEC Energy Public limited company 2021 Omnibus Incentive Plan

(Full title of the plans)

ADS-TEC ENERGY, INC.

5343 Paylor Lane, Ste 200

Sarasota, FL 34202

(941) 358-7445

Attn: Joseph Brancato

(Name, address and telephone number (including area code) of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael S. Lee, Esq. Lynwood E. Reinhardt, Esq. Allison Sizemore, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 521-5400	Connor Manning, Esq. Arthur Cox LLP 10 Earlsfort Terrace Dublin 2, D02 T380 Ireland Telephone: +353 1-920-1040

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The shell company report on Form 20-F, filed by the Registrant with the Commission on December 29, 2021 (“Form 20-F”);

(b)	The registration statement on Form F-1, filed by the Registrant with the Commission on January 21, 2022; and

(c)	The description of the ordinary shares contained in the Registrant’s registration statement on Form 8-A, filed with the Commission on December 22, 2021, and any other amendment or report filed for the purpose of updating such description, including in the Form 20-F.

Except to the extent that information deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Registrant’s memorandum and articles of association (“M&A”), subject to the provisions of and so far as may be permitted by the Irish Companies Act, every director, officer or employee of the Registrant, and each person who is or was serving at the request of the Registrant as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Registrant or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

The Irish Companies Act prescribes that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused.

The Registrant is permitted under its M&A and the Irish Companies Act to purchase directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers and employees.

The Registrant has entered into deeds of indemnity with its directors and executive officers of the Registrant and its direct and indirect subsidiaries (collectively, the “Parent Group”). Given the director indemnification limitations arising under Irish law, the Registrant’s subsidiaries, ads-tec Energy GmbH (“ADSE”) and Ads-tec Energy, Inc. (“ADSI”) have also entered into such deeds of indemnity. These agreements, among other things, require the Registrant, ADSE and ADSI to jointly and severally indemnify the Registrant’s directors and Parent Group’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such director or executive officer in any action or proceeding arising out of their services as one of the Parent Group’s directors or executive officers, including while as a director or executive officer of any other company or enterprise to which the person provides services at the Parent Group’s request. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers of the Parent Group or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Description of Exhibit
4.1	Memorandum and Articles of Association of ADS-TEC ENERGY PLC (incorporated by reference to Exhibit 1.1 to the Registrant’s Shell Company Report on Form 20-F (File No. 001-41188)).
4.2	ADS-TEC ENERGY PLC 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.11 to the Shell Company Report on Form 20-F, filed by the Registrant with the Commission on December 29, 2021).
5.1*	Opinion of Arthur Cox LLP.
23.1*	Consent of BDO AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm of ads-tec Energy GmbH.
23.2*	Consent of Marcum LLP, independent registered public accounting firm of European Sustainable Growth Acquisition Corp.
23.3*	Consent of Arthur Cox LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included as part of the signature page to this Registration Statement).
107*	Calculation of Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 1, 2022.

ADS-TEC ENERGY PUBLIC LIMITED COMPANY

By:	/s/ Thomas Speidel
	Name:	Thomas Speidel
	Title:	Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of ADS-TEC Energy Public Limited Company and its direct and indirect subsidiaries appoints Thomas Speidel or Robert Vogt acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, with full power to act alone, to sign on his or her behalf and in the capacity set forth below, any and all amendments and post-effective amendments and supplements to this Registration Statement on Form S-8 and to file each such amendment and post-effective amendment and supplements to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary or appropriate to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	/s/ Thomas Speidel	Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2022
Thomas Speidel

By:	/s/ Robert Vogt	Principal Financing and Accounting Officer (Principal Financial and Accounting Officer)	March 1, 2022
Robert Vogt

By:	/s/ Joseph Brancato	Director	March 1, 2022
Joseph Brancato

By:	/s/ Bazmi Husain	Director	March 1, 2022
Bazmi Husain

By:		Director
Kurt Lauk, PhD

By:	/s/ Salina Love	Director	March 1, 2022
Salina Love

By:	/s/ K.R. Kent	Director	March 1, 2022
K.R. Kent

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ads-tec energy PLC has signed this registration statement or amendment thereto in Sarasota, Florida, on the 1st day of March, 2022.

By:	/s/ Joseph Brancato
	Name:	Joseph Brancato
	Title:	Authorized Representative